Exhibit 99.1

Signet Jewelers Reports Holiday Season Sales

HAMILTON, Bermuda--(BUSINESS WIRE)--January 10, 2018--Signet Jewelers Limited (“Signet”) (NYSE:SIG), the world's largest retailer of diamond jewelry, today announced its sales for the 9 weeks ended December 30, 2017 (“Holiday Season”).

Holiday Season Summary:

  Same store sales ("SSS") decreased 5.3%; total sales decreased 3.1%
  Implementation of strategic priorities drove double-digit eCommerce growth overall and SSS increase of 4.0% at Zale division
  Fiscal 2018 EPS guidance updated to reflect current year benefits of U.S. tax reform

Virginia C. Drosos, Chief Executive Officer of Signet Jewelers, said: “During the Holiday Season, we made positive progress on our strategic priorities, offset primarily by the negative impact of the credit outsourcing transition, as evident by the mixed performance across our banners and channels. Our overall eCommerce business grew double-digits, and our Zale division, where our strategic initiatives are beginning to take hold unencumbered by the credit transition, delivered same store sales growth with strength in both bridal and fashion. Conversely, progress in our Sterling division was overshadowed by the negative impact of the credit outsourcing transition in stores.

“Our strategic initiatives to bring innovation to both our bridal and fashion assortments and lead key market trends, supported by targeted marketing and promotional strategies, helped drive sales in Zale. Additionally, our efforts to enhance our digital presence and OmniChannel capabilities drove strong customer engagement and marketing efficiencies. We are resolutely focused on addressing credit transition issues in our Sterling division to return to growth there as well.

“I thank our Team Members for their commitment to providing exceptional service to our customers, and for their hard work to improve the execution of our strategic priorities. We remain committed to building a more profitable, competitive, and efficient Signet.”

Financial Guidance Fiscal Year 2018:

Signet reiterated its Fiscal 2018 SSS outlook and updated its Fiscal 2018 EPS guidance to reflect the positive impact of the Tax Cuts and Jobs Act in the United States. Signet anticipates the reduction in the U.S. corporate income tax rate to result in an effective tax rate in the range of 14% to 15% for its current fiscal year. Excluding the estimated benefit of U.S. tax reform, the company expects Fiscal 2018 EPS within its previous guidance range.

	Prior Guidance	Updated Guidance (Excluding U.S. Tax Reform)	Updated Guidance (Including U.S. Tax Reform)²
SSS	Down mid single-digit %	Down mid single-digit %	Down mid single-digit %
EPS¹	$6.10 - $6.50	$6.17 - $6.22	$6.45 - $6.50
Effective tax rate	22%	18%	14% - 15%
Weighted average common shares	69 million - 70 million	69 million - 70 million	69 million - 70 million
Capital expenditures in $	245 million - 260 million	230 million - 240 million	230 million - 240 million
Net selling square footage growth	-1.5% to -1.0%	Approx. -1.5%	Approx. -1.5%
(1) Includes net impact of outsourcing the credit portfolio and related transaction costs, net impact of R2Net acquisition, separation costs, and share repurchases associated with the credit transaction proceeds.
(2) Excludes the impact of tax reform in the United States related to revaluation of net deferred tax liabilities estimated to have a favorable impact of $0.50 to $0.67 on EPS.

The recent passage of U.S. tax reform will also require Signet to re-measure net deferred tax balances in Fiscal 2018. The company currently estimates the deferred tax impact of U.S. tax reform to result in a one-time non-cash benefit currently estimated in the range of $35 million to $45 million that will be recorded in the fourth quarter of Fiscal 2018. This is estimated to add between $0.50 and $0.67 to EPS in the fourth quarter and for the full year 2018. This one-time tax benefit is not included in guidance and is not included in the table above.

Signet expects the favorable impact of U.S. tax reform to moderate in future years as the savings from a lower corporate income tax rate in the U.S. will be largely offset by disallowances and limitations in certain tax deductions.

Holiday Season Fiscal 2018 Sales Highlights:

Signet's total sales were $1,881.7 million, down $59.2 million or 3.1%, compared to $1,940.9 million in prior year. SSS decreased 5.3%. Sales declines were primarily driven by weakness in the Sterling division, impacted predominantly by the credit outsourcing transition which accounted for approximately two-thirds of the decrease.

Signet’s eCommerce sales were $210.5 million, up $68.0 million or 47.7%, compared to $142.5 million in prior year. eCommerce sales growth was led by the Sterling division, reflecting the R2Net acquisition and the successful implementation of several enhancements to its OmniChannel platforms, search efficacy, functionality, and digital and social media marketing. Investments in search engine optimization led to a 48% increase in page-1 keyword search results and drove a nearly 20% increase in traffic to Sterling banners. R2Net eCommerce sales were $50.6 million, up 38.6%.

By category:

  Bridal performance in Zale division was positive driven by innovation and newness in assortment, including Enchanted Disney, Vera Wang Love, solitaires and fancy cut diamonds, supported by targeted marketing and promotional strategies. This was offset by softness in Sterling division, particularly Kay bridal sales in stores, primarily due to the credit transition.
  Fashion category delivered sales growth in Zale division, reflecting strengthened product assortment in key price points and leading trends such as stacking and layering and yellow gold. New styles, combined with targeted digital and social media marketing initiatives, helped deliver the solid performance in fashion.

By operating segment:

  Sterling Jewelers division results were considerably impacted by the credit outsourcing transition, most notably in sales of bridal merchandise. The transition particularly affected sales at Kay, where customers tend to more frequently utilize credit in store, especially for bridal purchases, as compared to Jared. Pockets of strength in Sterling included double-digit eCommerce sales growth and the success of the Chosen collection at Jared, as well as new merchandise sales in fashion. In addition to credit, lower sales of Ever Us and less effective promotional events impacted Sterling division performance.

  Execution of Signet’s strategic initiatives drove solid growth in Zale division, including at Zales, Piercing Pagoda and Peoples. The new Enchanted Disney collection and line extensions in Vera Wang Love, in addition to an improved selection of solitaires and fancy cut diamonds delivered strong performance at Zales. Chains and gold jewelry drove improvement in Piercing Pagoda. Increased digital marketing helped drive successful promotions, providing an immersive OmniChannel experience across TV, online, and in-store.
  UK Jewelry division sales declined due principally to bridal and diamond fashion jewelry, partially offset by higher sales in select prestige watch brands and strength in eCommerce.
Sales change from previous year
		Non-same
	Same	store	Total sales	Exchange
	store	sales,	at constant	translation	Total	Total sales
Holiday Season Fiscal 2018	sales(1)	net(2)	exchange rate	impact	sales	(in mill. $)

Kay	(10.8)%	2.0%	(8.8)%	—%	(8.8)%	723.1
Jared	(5.9)%	0.9%	(5.0)%	—%	(5.0)%	345.6
R2Net	38.6%					50.6
Regional brands	(29.1)%	(10.5)%	(39.6)%	—%	(39.6)%	27.1
Sterling Jewelers division	(8.5)%	4.0%	(4.5)%	—%	(4.5)%	1,146.4
Zales Jewelers	4.6%	(2.4)%	2.2%	—%	2.2%	401.5
Gordon’s Jewelers	(12.6)%	(22.9)%	(35.5)%	—%	(35.5)%	10.7
Total Zale US Jewelry	4.2%	(3.5)%	0.7%	—%	0.7%	412.2
Peoples Jewellers	3.8%	(2.9)%	0.9%	4.9%	5.8%	66.0
Mappins	(14.5)%	(32.3)%	(46.8)%	2.4%	(44.4)%	5.0
Total Zale Canada Jewelry	2.4%	(7.5)%	(5.1)%	4.5%	(0.6)%	71.0
Total Zale Jewelry	3.9%	(4.1)%	(0.2)%	0.7%	0.5%	483.2
Piercing Pagoda	4.9%	0.0%	4.9%	—%	4.9%	73.0
Zale division	4.0%	(3.6)%	0.4%	0.7%	1.1%	556.2
H.Samuel	(10.2)%	0.0%	(10.2)%	6.3%	(3.9)%	95.3
Ernest Jones	(10.5)%	0.3%	(10.2)%	6.3%	(3.9)%	81.8
UK Jewelry division	(10.3)%	0.1%	(10.2)%	6.3%	(3.9)%	177.1
Other segment	—%	(61.5)%	(61.5)%	—%	(61.5)%	2.0
Signet	(5.3)%	1.4%	(3.9)%	0.8%	(3.1)%	1,881.7
Notes: 1=For stores open for at least 12 months. 2=For stores not open in the last 12 months.

Quarterly Dividend:

Signet’s board declared a quarterly cash dividend of $0.31 per share for the fourth quarter of Fiscal 2018, payable on March 3, 2018 to shareholders of record on February 2, 2018, with an ex-dividend date of February 1, 2018.

Conference Call:

A conference call is scheduled today at 8:30 a.m. ET and a simultaneous audio webcast and slide presentation are available at www.signetjewelers.com. The slides are available to be downloaded from the website. The call details are:

Dial-in: 1-647-689-4229 Access code: 7291678

A replay and transcript of the call will be posted on Signet's website as soon as they are available and will be accessible for one year.

About Signet and Safe Harbor Statement:

Signet Jewelers Limited is the world's largest retailer of diamond jewelry. Signet operates approximately 3,600 stores primarily under the name brands of Kay Jewelers, Zales, Jared The Galleria Of Jewelry, H.Samuel, Ernest Jones, Peoples, Piercing Pagoda and JamesAllen.com. Further information on Signet is available at www.signetjewelers.com. See also www.kay.com, www.zales.com, www.jared.com, www.hsamuel.co.uk, www.ernestjones.co.uk, www.peoplesjewellers.com, www.pagoda.com and www.jamesallen.com.

Signet will continue to analyze the full effects of the U.S. tax reform on its financial statements and operations, and will provide you more detail on our fourth quarter earnings call. The impact of the U.S. tax reform may differ from this estimate, possibly materially, due to, among other things, changes in interpretations and assumptions Signet has made, guidance that may be issued and actions Signet may take as a result of the U.S. tax reform.

This release contains statements which are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, based upon management’s beliefs and expectations as well as on assumptions made by and data currently available to management, appear in a number of places throughout this document and include statements regarding, among other things, Signet’s results of operation, financial condition, liquidity, prospects, growth, strategies and the industry in which Signet operates. The use of the words “expects,” “intends,” “anticipates,” “estimates,” “predicts,” “believes,” “should,” “potential,” “may,” “forecast,” “objective,” “plan,” or “target,” and other similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to a number of risks and uncertainties, including but not limited to, the effect of federal tax reform and adjustments relating to such impact on the completion of our fourth quarter and year-end financial statements, changes in interpretation or assumptions, and/or updated regulatory guidance regarding the U.S. tax reform, the benefits and outsourcing of the credit portfolio sale including I/T disruptions, future financial results and operating results, the timing and expected completion of the second phase of the credit outsourcing, the impact of weather-related incidents on Signet’s business, the benefits and integration of R2Net, general economic conditions, regulatory changes following the United Kingdom’s announcement to exit from the European Union, a decline in consumer spending, the merchandising, pricing and inventory policies followed by Signet, the reputation of Signet and its brands, the level of competition in the jewelry sector, the cost and availability of diamonds, gold and other precious metals, regulations relating to customer credit, seasonality of Signet’s business, financial market risks, deterioration in customers’ financial condition, exchange rate fluctuations, changes in Signet’s credit rating, changes in consumer attitudes regarding jewelry, management of social, ethical and environmental risks, the development and maintenance of Signet’s omni-channel retailing, security breaches and other disruptions to Signet’s information technology infrastructure and databases, inadequacy in and disruptions to internal controls and systems, changes in assumptions used in making accounting estimates relating to items such as extended service plans and pensions, risks related to Signet being a Bermuda corporation, the impact of the acquisition of Zale Corporation on relationships, including with employees, suppliers, customers and competitors, and our ability to successfully integrate Zale Corporation’s operations and to realize synergies from the transaction.

For a discussion of these and other risks and uncertainties which could cause actual results to differ materially from those expressed in any forward-looking statement, see the "Risk Factors" section of Signet's Fiscal 2017 Annual Report on Form 10-K filed with the SEC on March 16, 2017 and quarterly reports on Form 10-Q filed with the SEC. Signet undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances, except as required by law.

CONTACT:
Signet Jewelers
Investors:
James Grant, +1 (330) 668-5412
VP Investor Relations
or
Media:
David Bouffard, +1 (330) 668-5369
VP Corporate Affairs